Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of PECO Energy Company on Form S-3 (File Nos. 33-31436, 33-59152, 33-49887, 33-43523, and 33-54935), Form S-4 (File Nos. 33-53785, 33-53785-01, 33-60859,
and  33-60859-01),  and Form S-8 (File Nos.  33-30317 and 333-451) of our report dated February 2, 1996, on our audits of the consolidated financial statements of PECO Energy Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is incorporated by reference in this Annual Report on Form 10-K.




/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 27, 1996